EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Golden Phoenix Minerals, Inc.

Sparks, NV

We hereby consent to the use in this Form S-8 Registration Statement of Golden Phoenix Minerals, Inc. of our report, dated April 13, 2006, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2005, and to all other references to our firm included in this Registration Statement on Form S-8.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

May 22, 2006